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                                                                       EXHIBIT 5

                           WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                          WASHINGTON, D.C. 20037-1420
                            ------------------------

                            TELEPHONE (202) 663-6000
                            FACSIMILE (202) 663-6363

                               SEPTEMBER 12, 2000

Metrocall, Inc.
6910 Richmond Highway
Alexandria, VA 22306

     Re: Metrocall, Inc. Registration Statement on Form S-3 Related to Shares Issued to AT&T Wireless Services, Inc. under the Securities Exchange Agreement dated February 2, 2000

Ladies and Gentlemen:

     We have acted as counsel to Metrocall, Inc., a Delaware corporation (the "Company"), in connection with the preparation by the Company of a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, for the registration of 13,250,000 shares of common stock, $.01 par value per share (the "Shares"), of the Company issuable pursuant to the Securities Exchange Agreement dated February 2, 2000 (the "Agreement").

     For purposes of this opinion, we have examined the following documents, along with such documents, records, certificates and other instruments as we have deemed necessary:

     (1) A copy of the Agreement, effective as of February 2, 2000; and

     (2) A copy of the Resolutions of the Board of Directors, approving the issuance of common stock of the Company under the Agreement.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have assumed the accuracy of the foregoing certifications, on which we are relying, and have made no independent investigation thereof.

     This opinion is limited to the laws of the United States and the general corporation law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an independent investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

     Based upon, subject to, and limited by the foregoing, we are of the opinion that:

     (1) the issuance of the Shares in accordance with the terms of the Agreement has been lawfully and duly authorized; and

     (2) the Shares have been validly issued, and are fully paid and nonassessable.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with
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the filing of the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Nothing herein shall be construed to cause us to be considered "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended.

                                       Sincerely,

                                       WILMER, CUTLER & PICKERING

                                       By: /s/ THOMAS W. WHITE
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                                          Thomas W. White, a partner